FOR IMMEDIATE RELEASE
For: MobileMedia Corporation

Media Contact: Krista Grossman 201/969-4959
Investor Contact: Lynne Burns 201/969-4999


                       MOBILEMEDIA SETTLEMENT STIPULATION
                          APPROVED BY BANKRUPTCY COURT

    Resolicited Class 6 Again Votes to Accept MobileMedia's Confirmation Plan

                No Additional Objections to Confirmation Receive
               Confirmation Hearing Adjourned Until April 12, 1999

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FORT LEE, NJ, March 24, 1999 -- MobileMedia Corporation announced that the
United States Bankruptcy Court for the District of Delaware has approved the stipulation filed March 12, 1999 (the "Stipulation"), which resolves pending objections to MobileMedia's Third Amended Joint Plan of Reorganization (the "Plan"). Under the Stipulation, the Plan will either be confirmed or denied by the Bankruptcy Court at a hearing on April 12, 1999. The Plan provides for the merger of MobileMedia into Arch Communications Group, Inc. ("Arch") (Nasdaq:
APGR).

Under the Stipulation, the confirmation hearing, which had been continued to March 26, 1999, has been rescheduled for April 12, 1999 as a result of the Objectors having notified MobileMedia that the Objectors are "reasonably confident" that an alternative proposal for reorganization of the Debtors (the "Objectors Proposal") will be delivered on or before April 1, 1999. If the Objectors Proposal is delivered by April 1, 1999 (and not withdrawn), the Bankruptcy Court will determine at the April 12 hearing whether the Objectors Proposal meets the requirements set forth in the Stipulation, including that the Objectors Proposal (A) be capable of confirmation and consummation within a reasonable period of time, (B) provide (x) for payment in full in cash of (i) all administrative claims, including the breakup fee in the amount of $25 million that may be payable to Arch under the merger agreement with Arch, and
(ii) the Allowed Claims of Classes 4 and 5 (except for default interest) under the Plan (approximately $485 million), and (y) for a distribution to Class 6 (general unsecured creditors) that is materially greater in value than the distribution to Class 6 under the Plan, (C) have financing committed or reasonably capable of being obtained and (D) after taking into account all relevant business factors (including, without limitation, any conditions and contingencies), be superior to the Plan. Depending on that determination, and a determination of whether the Plan meets the requirements of the Bankruptcy Code, the Plan will either be confirmed or denied.

MobileMedia also announced that its Class 6 (general unsecured) creditors voted to accept the Plan in the Court-ordered resolicitation of this class. MobileMedia said that 69.3% in dollar amount and 59.6% in number of those voting voted to accept the Plan, and that based on these results and the requirements of the Bankruptcy Code, Class 6 has accepted the Plan. The two other voting classes (Classes 4 and 5) accepted the Plan in the initial solicitation and were not resolicited. In addition, MobileMedia received no additional objections to confirmation of its

MobileMedia Files Proposed Stipulation/Page 2

Plan. Both the Supplemental Voting Deadline and the Supplemental Objection Deadline were March 23, 1999.

MobileMedia filed a voluntary petition under chapter 11 of the U.S. Bankruptcy Code on January 30, 1997. MobileMedia and Arch executed their merger agreement on August 19, 1998 and have since executed certain amendments thereto. On December 2, 1998, MobileMedia also filed the Plan, which provides for the merger. The Federal Communications Commission approved the transfer of wireless messaging licenses from MobileMedia to Arch by order dated February 2, 1999 and released on February 5, 1999.

MobileMedia Corporation, Fort Lee, N.J., is one of the largest providers of paging and personal communications services in the United States, reaching markets of over 95 percent of the U.S. population, including the top 100 metropolitan statistical areas. MobileMedia, with 3,000 employees, offers local, regional and nationwide coverage to more than three million subscribers in all 50 states, the District of Columbia and in the Caribbean. The Company operates two one-way nationwide FLEX(TM) networks and is constructing a nationwide narrowband PCS network. MobileMedia, doing business as MobileComm, can be found on the Internet at www.mobilecomm.com. The Company is not associated with MobileComm, Inc. of Cincinnati, Ohio.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release that are not historical fact, such as forward-looking statements concerning future financial performance and growth, involve risks and uncertainties. Although MobileMedia believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Any forward-looking statements represent the best judgment of MobileMedia as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking documents.